UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 3, 2011

Fiserv, Inc.

(Exact Name of Registrant as Specified in Charter)

Wisconsin	0-14948	39-1506125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Fiserv Drive, Brookfield, Wisconsin 53045

(Address of Principal Executive Offices, including Zip Code)

(262) 879-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2011, Fiserv, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Mark A. Ernst in connection with his appointment on January 3, 2011 as Executive Vice President and Chief Operating Officer of the Company. Mr. Ernst, 52, most recently served as Deputy Commissioner for Operations Support for the Internal Revenue Service from 2009 to 2010, where he was responsible for technology, operations, shared services, human resources, and the chief financial office. Prior to that, from 2008 to 2009, he was chief executive officer of Bellevue Capital LLC, a private investment firm. From 2001 to 2007, he served as chairman, president and chief executive officer of H&R Block, Inc., a tax and financial services provider, and from 1998 to 2000, he served as its chief operating officer. His experience, which includes senior management positions with the American Express Company, spans more than 25 years in the financial services industry.

Employment Agreement

Under his Employment Agreement, Mr. Ernst is entitled: (i) to receive a minimum annual salary of $525,000; (ii) to participate in the Company’s incentive compensation plan, with a target cash incentive payment of 80% of his base salary; (iii) to receive grants of equity awards under the Company’s equity incentive compensation program, with a target grant value of 200% of his base salary; and (iv) to participate in any employee benefit, welfare benefit, retirement, and other fringe benefit plans from time to time in effect for senior executives of the Company. To assist in Mr. Ernst’s relocation to the Milwaukee, WI area, the Company will reimburse him for the expenses incurred by him in connection with relocating from Kansas City, MO, commensurate with the Company’s standard executive relocation program. The term of his employment commenced on January 3, 2011 and will continue until terminated by either party upon written notice to the other.

Under the Employment Agreement, the Company has the right to terminate Mr. Ernst’s employment at any time. If Mr. Ernst’s employment is terminated by the Company other than for death, disability or cause or Mr. Ernst terminates his employment for good reason, Mr. Ernst shall be entitled to a lump sum payment equal to 1.8 times his base salary. Post-termination payments are subject to a six-month delay in the event that Mr. Ernst is considered a “specified employee” within the meaning of Section 409A at the time of a qualifying termination. The Employment Agreement provides that during the term of the Employment Agreement and for twelve months thereafter, Mr. Ernst will not engage in certain activities that are competitive with the Company and its affiliates or solicit the Company’s clients or employees. In addition, during and following his employment, Mr. Ernst is subject to certain confidentiality provisions.

Pursuant to the Employment Agreement, on January 3, 2011, the Company granted Mr. Ernst an option to purchase up to 48,645 shares of common stock of the Company under the Fiserv, Inc. 2007 Omnibus Incentive Plan. The stock option vests one-third on each of the second, third and fourth anniversaries of the date of grant, and has an exercise price equal to the price of the Company’s common stock on the date of grant.

Key Executive Employment and Severance Agreement

In addition, on January 3, 2011, the Company entered into a Key Executive Employment and Severance Agreement (“KEESA”) with Mr. Ernst. Under the KEESA, upon a change in control of the Company, all equity awards granted prior to the change in control will become fully and immediately vested. In addition, if the Company terminates Mr. Ernst other than for death, disability or cause, or he resigns for good reason, within three years following a change in control, then he will be entitled to receive: (i) a cash payment equal to two times the sum of his annual salary plus his highest annual cash incentive award during the three completed fiscal years before the change in control; or, if he has not been employed by us for three or more years when the change in control occurs, the greater of 60% of his annual salary at the time of the change in control or the highest annual cash incentive award during the two completed fiscal years before the change in control; (ii) with respect to each incentive compensation award made to him for all uncompleted periods as of the termination date, a cash payment equal to the value of such award pro rated through the termination date as if the goals with respect to such award had been achieved (at the target level, if applicable); and (iii) continuation for up to three years of life, disability, hospitalization, medical and dental insurance coverage at our expense as in effect at the termination, in addition to certain other benefits related to securing other employment.

To comply with Section 409A of the Internal Revenue Code, Mr. Ernst’s KEESA requires a six-month delay of post-termination payments and benefits (other than payments to cover employment taxes due on such amounts) in the event that he is a “specified employee” within the meaning of Section 409A at the time of a qualifying termination in connection with a change in control. The KEESA provides that if any portion of the benefits under the KEESA or any other agreement to which Mr. Ernst is a party would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then he will have the option to receive the total payments and pay the 20% excise tax imposed by the Internal Revenue Code, or have the total payments reduced such that he would not be required to pay the excise tax.

Finally, Mr. Ernst agrees that he will not, for a period of six months after the termination date, participate in the management of, be employed by or own any business enterprise at a location within the United States that substantially competes with the Company or its affiliates. In addition, during and following his employment, he will hold in confidence, and not directly or indirectly disclose, use or copy, the Company’s confidential information and proprietary data. Furthermore, he agrees that for a period of two years after the termination date, he will not hire or solicit for employment any person who is or was employed by the Company during the twelve months preceding his termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISERV, INC.

Date: January 4, 2011	By:	/S/ THOMAS J. HIRSCH
Thomas J. Hirsch
Executive Vice President,
Chief Financial Officer,
Treasurer and Assistant Secretary